FOR IMMEDIATE RELEASE

                                                               INVESTOR CONTACT:
                                                             THOMAS W. EBERHARDT
                                                   DIRECTOR, TREASURY OPERATIONS
                                                                    847-374-1949

                                                                  MEDIA CONTACT:
                                                                    DANIEL BAUER
                                                                  VICE PRESIDENT
                                                                    847-374-1943


APAC ACQUIRES ITI MARKETING SERVICES,
BECOMES LARGEST TELESERVICES PROVIDER


     Deerfield, Ill. (May 1, 1998)   APAC TeleServices, Inc. (NASDAQ:APAC), a
premier provider of outsourced customer service and sales, today announced that it has signed a definitive agreement to acquire through merger ITI Marketing Services, Inc., a leader in customer capture and care solutions. With this purchase, APAC becomes the nation's largest teleservices firm with over 14,000 workstations. The two companies' combined annual revenue for 1997 was $492 million.

      "This acquisition extends our platform and leadership position," said Theodore G. Schwartz, chairman and chief executive officer of APAC. "The opportunity is vast -- a rapidly growing, yet relatively untapped teleservices market approaching $100 billion. More than ever, APAC is the strategic partner for leading companies seeking to optimize their customer relationships," added
Schwartz.   We deliver management depth, people development processes, state-of-
the-art technology, database expertise, and the flexibility to respond to a wide variety of client needs, including those involving very large and highly sophisticated requirements."

     "We have been familiar with ITI and its strong management team for years," observed Marc S. Simon, APAC s president and chief operating officer. "Their highly respected reputation is built on superior performance, breadth of solutions, and consultative account management. With outstanding people, strong values and consistently strong results for clients," noted Simon, "these two companies make an ideal match."

     Schwartz continues as chairman and CEO of the expanded company, and Simon remains as president and chief operating officer. Reporting to Simon will be ITI's president and CEO, Raymond R. Hipp, who will have added responsibility for the integration and consolidation of the two companies. Joining Hipp will be ITI's entire executive team. He will be nominated to join APAC's board of directors.

      "Our management and staff are excited and enthusiastic about this great opportunity," explained Hipp. "By joining APAC, we will leverage our growing strength, refine our strategic direction and substantially expand our revenue base and platform. Merging our best practices, we will contribute resources and add efficiencies to the combined company. This will reset industry benchmarks and raise the bar even higher."

     In the near term, APAC and ITI will continue to serve clients through their respective organizations. As operating efficiencies are identified and new opportunities emerge, the company will consolidate redundant functions.

     The acquisition is expected to close by the end of May.   In exchange for
100% of the outstanding equity of ITI, APAC will pay $155.2 million in cash subject to certain adjustments. For the remainder of 1998, the impact of this transaction may be slightly dilutive. For years 1999 and thereafter, APAC expects the transaction to be accretive.

     Headquartered in the Chicago suburb of Deerfield, Illinois, APAC operates 66 customer contact centers with more than 15,000 employees in 14 states. With the acquisition of ITI, these numbers will grow to 90 centers with 25,000 employees in 19 states.

     Founded in 1973, APAC seeks to optimize the value of its clients' customer relationships by improving customer service, increasing sales, leveraging technology and managing change for corporate growth. Clients include some of the best-managed, most highly respected corporations in America. These corporations represent a wide range of industries including business and consumer products, financial services, insurance, delivery, retail, technology, communications and energy. The company's Web site address is www.apacteleservices.com.

     ITI Marketing Services, Inc. was founded in 1986 by Sheri Idelman who was joined later by Steve Idelman, her husband. In August 1995, a majority interest in the business was acquired by Golder, Thoma, Cressey, Rauner, a Chicago-based private equity investment firm. Based in Omaha, Nebraska, the company has 24 customer contact centers with more than 10,000 employees in seven states. ITI creates programs to build, maintain and enhance customer sales and service opportunities across channels. The company has established a reputation for strong management, superior quality and top performance for clients across a range of industries.

     In August 1997, APAC acquired Paragren Technologies, Inc., headquartered in Reston, Virginia. Paragren provides innovative marketing solutions to drive enterprise-wide customer intelligence for organizations in the telecommunications, financial services, energy and retail industries.
Paragren's solutions transform information in data warehouses to support customer-centric, one-to-one marketing. The company's core competencies include the One-By-One(R) marketing software suite, consumer-panel market intelligence,
data warehouse consulting and database outsourcing.   Additional information is
available at their Web site www.paragren.com.

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